                                                                    EXHIBIT 10.2


                             STOCKHOLDERS AGREEMENT

                                     among

                              ORACLE CORPORATION,

                       TORCH ENERGY ADVISORS INCORPORATED

                                      and

                                 NOVISTAR, INC.



                               February 18, 2000

                               TABLE OF CONTENTS

                                                                PAGE

 1.     Definitions...........................................    1
 2.     Registration Rights...................................    3
  2.1   Request for Registration..............................    3
  2.2   Novistar Registration.................................    5
  2.3   Form S-3 Registration.................................    6
  2.3   Registration Procedures...............................    7
  2.5   Furnish Information...................................    8
  2.6   Expenses of Demand Registration.......................    9
  2.7   Expenses of Company Registration......................    9
  2.8   Indemnification.......................................    9
  2.9   Reports...............................................   12
  2.10  Assignment of Registration Rights.....................   12
  2.11  "Market Stand-Off" Agreement..........................   13
  2.12  Termination of Registration Rights....................   13
 3.     Right of First Offer..................................   13
  3.1   Right.................................................   13
  3.2   Procedure.............................................   13
  3.3   Exempt Issuances......................................   14
  3.4   Assignment............................................   14
 4.     Right of First Refusal and Co-Sale....................   15
  4.1   Holder Notice.........................................   15
  4.2   Procedure.............................................   15
  4.3   Termination of Rights.................................   15
  4.4   Assignment............................................   15
 5.     Other Covenants and Agreements........................   16
  5.1   No Public Announcement................................   16
  5.2   Delivery of Financial Statements......................   16
  5.3   Inspection............................................   17
  5.4   Termination of Information and Inspection Covenants...   17
  5.5   Board of Directors of Novistar........................   17
 6.     General Provisions....................................   17
  6.1   Amendment and Waiver..................................   17
  6.2   No Assignment.........................................   17
  6.3   Severability..........................................   18
  6.4   Entire Agreement......................................   18
  6.5   Expenses..............................................   18
  6.6   Governing Law.........................................   18
  6.7   Notices...............................................   18
  6.8   Headings..............................................   19
  6.9   Counterparts..........................................   19
  6.10  Construction..........................................   19

  6.11  No Agency.............................................   19

                             STOCKHOLDERS AGREEMENT

This Stockholders Agreement (the "Agreement") by and among Oracle Corporation, a Delaware corporation ("Oracle"), Torch Energy Advisors Incorporated, a Delaware corporation ("Torch"), and Novistar, Inc., a Delaware corporation ("Novistar"), is made to be effective as of February 18, 2000 (the "Effective Date").

                                    RECITALS

A. Prior to the Effective Date, Oracle and Novistar entered into that certain Asset Purchase Agreement (the "Asset Agreement") pursuant to which Oracle is selling to Novistar certain of its assets (the "Assets").

B. As part of the purchase price for the Assets, Novistar is issuing to Oracle 2,484,395 shares of its Series A Preferred Stock, pursuant to the Series A Preferred Stock Purchase Agreement in the form set forth in Exhibit A hereto (the "Oracle Agreement").

C.   Torch owns 9,076,675 shares of Novistar's Common Stock.

D. Torch and Oracle wish to agree upon their rights and duties as stockholders of Novistar.

                                   AGREEMENT

In light of the foregoing recitals and in consideration of the mutual covenants set forth below, the parties hereto hereby agree as follows:

1.   DEFINITIONS.  In this Agreement, the following definitions shall apply:

     1.1.  "Act" shall mean the Securities Act of 1933, as amended.

     1.2. "Affiliates" shall mean a Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is in common Control with, the Person specified.

     1.3. "Agreement" shall mean this Stockholders Agreement together with all exhibits and schedules attached hereto, as amended from time to time as provided herein.

     1.4. "Common Stock" shall mean the common stock, $0.01 par value, of Novistar.

     1.5. "Control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, through members of a board of directors, or otherwise.

     1.6. "Effective Date" shall have the meaning set forth in the introductory paragraph of this Agreement.

     1.7. "Form S-3" shall mean such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by Novistar with the SEC.

     1.8. "GAAP" shall mean United States generally accepted accounting principles.

     1.9. "Governmental Authority" shall mean any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, court, regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

     1.10. "Holder" means any Person owning or having the right to acquire Registrable Securities or any assignee or transferee thereof in accordance with the terms of this Agreement.

     1.11. "Novistar" shall have the meaning set forth in the introductory paragraph of this Agreement.

     1.12. "Novistar Securities" shall mean any capital stock of Novistar, any security convertible into capital stock of Novistar, or any security the holder of which is entitled to receive capital stock of Novistar upon exercise of the security.

     1.13. "Holder Notice" shall have the meaning set forth in Section 4.1 of this Agreement.

     1.14. "Offer Notice" shall have the meaning set forth in Section 3.2(a) of this Agreement.

     1.15. "Oracle" shall have the meaning set forth in the introductory paragraph of this Agreement.

     1.16. "Torch" shall have the meaning set forth in the introductory paragraph of this Agreement.

     1.17. "Person" shall mean an association, corporation, individual, partnership, trust or any other entity or organization, including a Governmental Authority.

     1.18. "Public Offering" shall have the meaning set forth in Section 2.2 of this Agreement.

     1.19. "Register", "registered" and "registration" refer to (a) a registration effected in the United States by the preparing and filing of a registration statement or similar document in compliance with the Act, or a registration effected in a country other than the United States resulting in a public trading market for the underlying securities by the preparing and filing of a registration statement or similar document in compliance with applicable securities laws, and
           (b) the declaration or ordering of effectiveness of such registration statement or document.

     1.20. "Registrable Securities" means (i) the Common Stock owned by Torch as of the date of this Agreement (ii) the Common Stock of Novistar issuable or issued upon conversion of the Series A Preferred Stock of Novistar, and (ii) any Common Stock of Novistar issued as (or issuable upon the conversion or exercise of any warrant, right, or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i) and (ii) above, excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which such Person's rights are not assigned in accordance with the terms of this Agreement.

     1.21. "Oracle Agreement" shall have the meaning set forth in Recital B of this Agreement.

     1.22. "SEC" shall mean Securities and Exchange Commission.

     1.23. "Selling Holder" shall have the meaning set forth in Section 4.1 of this Agreement.

     1.24. "Violation" shall have the meaning set forth in Section 2.8(a) of this Agreement.

     1.25. "1934 Act" shall mean the Securities and Exchange Act of 1934, as amended.

2.   REGISTRATION RIGHTS.

     2.1.  REQUEST FOR REGISTRATION.

     (a) If Novistar shall receive at any time after the earlier of: February 28, 2003, or 180 days following the date Novistar is first required to register its securities under Section 12(b) or 12(g) of the 1934 Act, a written request from any Holder or Holders of five percent (5%) of Registrable Securities that Novistar file a registration statement under the Act, covering the registration of the Registrable Securities held by such Holder or Holders, then Novistar shall:

          (i) within ten (10) days after the receipt thereof, give written notice of such request to all Holders; and

          (ii) use all reasonable efforts to effect, as soon as practicable, the registration under the Act or other applicable securities laws of
               (x) all Registrable Securities held by such Holders which the Holders request to be registered, subject to the limitations of subsection 2.1(b), within twenty (20) days after the mailing of such notice, referenced in (a)(i) above, by Novistar in accordance with Section 6.7 and (y) securities proposed to be issued and sold by Novistar.

     (b) If the Holders requesting registration intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise Novistar as a part of their request made pursuant to subsection 2.1(a) and Novistar shall include such information in the written notice referred to in subsection 2.1(a)(i). The underwriter will be selected by Novistar and shall be reasonably acceptable to a majority of the Holders requesting registration. In such event, the right of any Holder to include such Holder's Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with Novistar as provided in subsection 2.4(d)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Holders requesting registration in writing that marketing factors require a limitation of the number of shares to be underwritten, then such Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof in proportion (as nearly as practicable) to the amount of Registrable Securities of Novistar owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting by persons or entities other than Novistar shall not be reduced unless all other securities are first entirely excluded from the underwriting.

     (c) Notwithstanding the foregoing, if Novistar shall furnish to Holders requesting registration pursuant to this Section 2.1, a certificate signed by the Chief Executive Officer or President of Novistar stating that in the judgment of the Board of Directors of Novistar, it would be detrimental to Novistar and its business objectives due to a pending transaction for such registration to be effected, Novistar shall have the right to defer taking action with respect to such registration for a period of not more than ninety (90) days after receipt of the request of the Holders; provided, however, that Novistar may not utilize this right more than once in any twelve-month period.

     (d) In addition, Novistar shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 2.1:

          (i) After Novistar has effected two (2) registrations pursuant to this Section 2.1 and such registrations have been declared or ordered effective;

          (ii) If the registration statement to be filed by Novistar does not cover at least ten percent (10%) of the Registrable Securities;

          (iii) During the period starting with the date thirty (30) days prior to Novistar's good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration subject to Section 2.2 hereof; provided that Novistar is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

          (iv) If the Holders requesting registration propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to
                 Section 2.3 below.

     2.2.  NOVISTAR REGISTRATION.

           (a) If (but without any obligation to do so) Novistar proposes to register any of its Common Stock or any securities convertible into Common Stock under the Act, in connection with the public offering of such securities solely for cash (other than a registration on Form S-4 or Form S-8 or a registration relating solely to the sale of securities to participants in a Novistar stock plan, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only Common Stock of Novistar being registered is Common Stock issuable upon conversion of debt securities which are also being registered) (a "Public Offering"), Novistar shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by Novistar in accordance with Section 6.7, Novistar shall, subject to the provisions of this Section 2.2, cause to be registered in the Public Offering all of the Registrable Securities that each such Holder has requested to be registered; provided, however, that if the underwriter managing such registration delivers written notification to Novistar that market or economic conditions limit the amount of securities which may reasonably be expected to be sold, the underwriter may limit or exclude all Registrable Securities from the registration and underwriting, unless the registration is the second or any subsequent Novistar-initiated Public Offering, in which case the underwriter may not reduce the aggregate value of Registrable Securities to be included in such registration by Holders to less than twenty-five percent (25%) of the total value of all securities included in such registration. Novistar shall so advise all Holders of securities requesting registration, and the number of shares that are entitled to be included in the registration shall be allocated first to Novistar for all securities being sold for its own account and second to all Holders of Registrable Securities for which registration is requested. The number of shares of Registrable Securities that are included in such registration shall be allocated among all Holders thereof in proportion to the amount of Registrable Securities held by each Holder.

     (b) If any Person does not agree to the proposed price range at which the Registrable Securities are proposed to be sold or the proposed terms of any underwriting agreement within ten (10) days of notice of such price range and the terms of such underwriting agreement, said Person shall be excluded from the underwriting upon written notice from Novistar or the underwriter. If any shares of Registrable Securities are so excluded from the registration and if the number of shares of Registrable Securities to be included in such registration was previously reduced as a result of marketing factors, Novistar shall then offer to all Persons who have retained the right to include Registrable Securities in the registration the right to include additional Registrable Securities in an aggregate amount equal to the number of shares excluded, with such shares to be allocated among the Persons requesting additional inclusion on a pro rata basis.

     (c) Novistar shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include Registrable Securities in such registration. The registration expenses of such withdrawn registration shall be borne by Novistar in accordance with Section 2.7 hereof.

     2.3. FORM S-3 REGISTRATION.  In case Novistar shall receive from any
          Holder or Holders a written request or requests that Novistar effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, Novistar will:

     (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

     (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice, referenced in (a) above, from Novistar; provided, however, that Novistar shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.3: (1) if Form S-3 is not available for such offering by the Holders; (2) if the Holders, together with the holders of any other securities of Novistar entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $1,000,000; (3) if Novistar shall furnish to the Holders a certificate signed by the Chief Executive Officer or President of Novistar stating that in the judgment of the Board of Directors of Novistar, it would be detrimental to Novistar and its business objectives due to a pending transaction for such Form S-3 registration to be effected at such time, in which event Novistar shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety

          (90) days after receipt of the request of the Holder or Holders under this Section 2.3; provided, however, that Novistar shall not utilize this right more than once in any twelve (12) month period; (4) if Novistar has, within the twelve 12 month period preceding the date of such request, already effected more than one (1) other registration on Form S-3 for the Holders pursuant to this Section 2.3; or (5) Novistar has filed a registration statement within the past one hundred eighty 180 days.

     (c) Subject to the foregoing, Novistar shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with two (2) registrations requested pursuant to this Section 2.3, including (without limitation) all registration, filing, qualification, printer's and accounting fees and the reasonable fees and disbursements of counsel for the selling Holder or Holders and counsel for Novistar, but excluding any underwriters' discounts or commissions associated with Registrable Securities, shall be borne by Novistar. All expenses incurred in connection with subsequent registrations requested pursuant to this Section 2.3, including (without limitation) all registration, filing, qualification, printer's and accounting fees and the reasonable fees and disbursements of counsel for the selling Holder or Holders and counsel for Novistar, but excluding any underwriters' discounts or commissions associated with Registrable Securities, shall be borne pro rata by the Holder or Holders participating in the Form S-3 Registration. Registrations effected pursuant to this Section 2.3 shall not be counted as demands for registration or registrations effected pursuant to Sections 2.1 or 2.2.

     2.4. REGISTRATION PROCEDURES. Whenever required under this Section 2 to effect the registration of any Registrable Securities, Novistar shall, as expeditiously as reasonably possible:

     (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts (i) to cause such registration statement to become effective and (ii) to keep such registration statement effective for a period of up to the earlier of one hundred twenty (120) days or until the distribution contemplated in the registration statement has been completed; provided, however, that such 120-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of the underwriter in the Public Offering.

     (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act and/or other applicable securities laws with respect to the disposition of all securities covered by such registration statement.

     (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act and/or other applicable securities laws, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

     (d) In the event of any underwritten Public Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

     (e) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act or other applicable securities laws of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

     (f) Use its best efforts to cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by Novistar are then listed.

     (g) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder not later than the effective date of such registration.

     (h) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 2, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 2, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) any opinions, dated such date, of the counsel representing Novistar for the purposes of such registration, in the form given to underwriters in the offering, addressed to the Holders requesting registration of Registrable Securities and (ii) a copy of any letters dated such date, from the independent certified public accountants of Novistar, in form given by independent certified public accountants to the underwriters and to the Holders requesting registration of Registrable Securities.

     2.5. FURNISH INFORMATION. It shall be a condition precedent to the obligations of Novistar to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to Novistar such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as Novistar may reasonably request in writing and as shall be required to effect the registration of such Holder's Registrable Securities.

     2.6. EXPENSES OF DEMAND REGISTRATION. Novistar shall bear all expenses other than underwriting discounts and commissions incurred in connection with one (1) demand registration, pursuant to Section 2.1, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for Novistar and the reasonable fees and disbursements of one (1) counsel for the selling Holders; provided, however that if the Holders bear all registration expenses for any registration begun pursuant to Section 2.1 hereof and subsequently withdrawn by the Holders, such registration shall not be counted as a requested registration pursuant to Section 2.1; and provided further, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of Novistar from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by Novistar of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2.1.

     2.7. EXPENSES OF COMPANY REGISTRATION. Novistar shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 2.2 for each Holder, including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the reasonable fees and disbursements of one (1) counsel for the selling Holders selected by them, but excluding underwriting discounts and commissions relating to Registrable Securities.

     2.8. INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under this Section 2:

     (a) To the extent permitted by law, Novistar will indemnify and hold harmless each Holder, any underwriter for such Holder and each Person, if any, who Controls such Holder or underwriter against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other applicable laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein in light of the circumstances in which they were made not misleading, or (iii) any violation or alleged violation by Novistar of the Act, the 1934 Act, or any other applicable securities laws, rules, or regulations; and Novistar will pay to each such Holder, underwriter or controlling

          Person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of Novistar (which consent shall not be unreasonably withheld), provided further that Novistar shall not be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling Person; provided, further, that Novistar shall not be liable to any Person who participates as an underwriter in the offering or sale of Registrable Securities or any other person, if any, who controls such underwriter within the meaning of the Act, in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of such Person's failure to send or give a copy of the final prospectus, as the same may be then supplemented or amended, to the Person asserting a violation, at or prior to the written confirmation of the sale of Registrable Securities to such Person, if such statement or omission would have been corrected in such final prospectus.

     (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless Novistar, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls Novistar, any underwriter, any other Holder selling securities in such registration statement and any controlling Person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing Persons may become subject, under the Act, the 1934 Act or other applicable securities laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, any legal or other expenses reasonably incurred by any Person intended to be indemnified pursuant to this Section 2.8(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this Section 2.8(b) exceed the gross proceeds from the offering received by such Holder.

     (c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one (1) counsel) shall have the right to retain one (1) separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

     (d) If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction or an arbitrator to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

     (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

     (f) The obligations of Novistar and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2, and otherwise.

     2.9. REPORTS. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC or other

          Governmental Authority that may at any time permit a Holder to sell securities of Novistar to the public without registration, Novistar agrees to:

     (a) make and keep public information available, (i) as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by Novistar with the SEC for the offering of its securities to the general public, and (ii) as is otherwise required under applicable securities laws which permit a Holder to sell Registrable Securities without registration;

     (b) file with the SEC and other applicable Governmental Authorities in a timely manner all reports and other documents required of Novistar under the Act, the 1934 Act and/or other applicable securities laws at all times after Novistar has become subject to such reporting requirements; and

     (c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by Novistar that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by Novistar with the SEC), the Act and the 1934 Act (at any time after Novistar has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of Novistar and such other reports and documents so filed by Novistar with the SEC, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC or other Governmental Authority which permits the selling of any such securities without registration.

    2.10. ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause Novistar to register Registrable Securities pursuant to this Section 2 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of (a) any such securities where the transferee or assignee is an Affiliate of such Holder, or (b) all such securities ever held by Holder and its Affiliates, provided: (i) Novistar is, within thirty (30) days after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement; and (iii) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act or other applicable securities laws.

    2.11. "MARKET STAND-OFF" AGREEMENT. Each Holder hereby agrees that, during the period of duration specified by Novistar and an underwriter of Common Stock or other securities of Novistar, following the date of the first sale to the public pursuant to the first registration statement of Novistar filed under the Act or other applicable securities laws, it shall not, to the extent requested by Novistar and such underwriter, directly or indirectly sell, offer to sell, contract to sell

          (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of Novistar held by it at any time during such period except Common Stock included in such registration; provided, however, that:

     (a) such market stand-off time period shall not exceed the greater of (i) one hundred eighty (180) days or (ii) such other longer period of time as may be required under applicable securities laws; and

     (b) all officers and directors of Novistar and all other Persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements.

     In order to enforce the foregoing covenant, Novistar may impose stop-transfer instructions with respect to the Registrable Securities of each Holder until the end of such period. If requested to do so by Novistar, each Holder shall execute an underwriter's letter in the customary form prior to the registration of Novistar's initial public offering.

    2.12. TERMINATION OF REGISTRATION RIGHTS. No Holder shall be entitled to exercise any right provided for in this Section 2 at such time as all Registrable Securities held by such Holder may be sold pursuant to Rule 144 or otherwise without restriction under comparable securities laws, rules or regulations.


3.   RIGHT OF FIRST OFFER.

     3.1. RIGHT. Subject to the terms and conditions specified in this Section 3, Novistar hereby grants to each Holder a right of first offer with respect to future sales by Novistar of Novistar Securities. A Holder shall be entitled to apportion the right of first offer hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate.

     3.2. PROCEDURE. Each time Novistar proposes to offer any Novistar Securities, Novistar shall first make an offering of such Novistar Securities to each Holder in accordance with the following provisions:

     (a) Novistar shall deliver a notice pursuant to Section 6.7 ("Novistar Notice") to the Holders stating (i) its bona fide intention to offer such Novistar Securities, (ii) the number of such Novistar Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Novistar Securities.

     (b) By written notification delivered to Novistar within twenty (20) days after receipt of the Novistar Notice, the Holder may elect to purchase or obtain, at the price and on the terms specified in the Novistar Notice, up to that portion of such Novistar Securities which equals the proportion that the number of shares of common stock of Novistar then held by such Holder or issuable upon conversion and exercise of all convertible and exercisable securities then held by such Holder bears to the total number shares of Common Stock of Novistar then outstanding (assuming full conversion and exercise of all convertible or exercisable securities).

     (c) If all Novistar Securities referred to in the Novistar Notice are not elected to be obtained as provided in Section 3.2(b) hereof, Novistar may, during the one hundred twenty (120) day period following the expiration of the period provided in Section 3.2(b) hereof, offer the remaining unsubscribed portion of such Novistar Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Novistar Notice; provided that each purchaser of the Novistar Securities agrees in writing to be bound by and subject to the terms of this Agreement. If Novistar does not enter into an agreement for the sale of the Novistar Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Novistar Securities shall not be offered unless first reoffered to the Holders in accordance herewith.

     3.3. EXEMPT ISSUANCES. The right of first offer in this Section 3 shall not be applicable to (a) the issuance or sale of shares of Common Stock (or options therefor) to employees, consultants and directors for the primary purpose of soliciting or retaining their employment,
          (b) a Public Offering, (c) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities, (d) the issuance of securities in connection with a bona fide business acquisition of or by Novistar, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, (e) the issuance of stock, warrants or other securities or rights to Persons in connection with a bank line of credit or equipment financing, or (f) the issuance of stock, warrants or other securities, other than for cash, to customers of Novistar.

     3.4. ASSIGNMENT. The right of first offer set forth in this Section 3 may be assigned or transferred by a Holder to a transferee or assignee of
          (a) any Registrable Securities where the transferee or assignee is an Affiliate of such Holder, or (b) all Registrable Securities ever held by such Holder and its Affiliates, provided: (i) Novistar is, within thirty (30) days after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such right of first offer is being assigned, and
          (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement.

4.   RIGHT OF FIRST REFUSAL AND CO-SALE.

     4.1. HOLDER NOTICE. If any Holder proposes to sell or transfer any Novistar Securities (the "Selling Holder"), then the Selling Holder shall deliver a notice in accordance with Section 6.7 (the "Holder Notice") to Novistar and the other Holders stating (i) its bona fide intention to sell or transfer such Novistar Securities, (ii) the number of shares of Novistar Securities to be sold or transferred,
          (iii) the name
          and address of each prospective purchaser or transferee, and (iv) the price and terms upon which the Selling Holder proposes to sell or transfer such Novistar Securities.

     4.2. PROCEDURE. By written notification delivered to the Selling Holder and Novistar within thirty (30) days after receipt of the Holder Notice, the Holder may elect to:

     (a) Purchase or obtain, at the price and upon the terms specified in the Holder Notice, up to that portion of such Novistar Securities which equals the proportion that the number of shares of Common Stock of Novistar then held by such Holder or issuable upon conversion and exercise of all convertible or exercisable securities then held by such Holder bears to the total number of shares of common stock of Novistar then outstanding (assuming full conversion and exercise of all convertible or exercisable securities), or

     (b) Participate in such sale or transfer on the same terms and conditions as specified in the Holder Notice, by selling or transferring up to that portion of such Novistar Securities which equals the proportion that the number of shares of Common Stock of Novistar then held by such Holder or issuable upon conversion and exercise of all convertible or exercisable securities then held by such Holder bears to the total number of shares of common stock of Novistar then outstanding (assuming full conversion and exercise of all convertible or exercisable securities). The proceeds of any sale made by the Selling Holder without compliance with this Section 4(b) shall be deemed to be held in constructive trust in such amount as would have been due the other Holders if the Selling Holder had complied with this Section 4(b).

     4.3. TERMINATION OF RIGHTS. All rights of first refusal and co-sale granted under this Section 4 shall terminate upon the earliest to occur of (a) the closing of the Public Offering, (b) the dissolution of Novistar, or (c) the effective date of a consolidation or merger with or into another corporation as a result of which the stockholders of Novistar prior to such transaction own less than 50% of the outstanding stock of the surviving corporation.

     4.4. ASSIGNMENT. The rights of first refusal and co-sale set forth in this Section 4 may be assigned or transferred by a Holder to a transferee or assignee of (a) any Registrable Securities where the assignee or transferee is an Affiliate of such Holder, or (b) all Registrable Securities ever held by such Holder and its Affiliates, provided (i) Novistar and the other Holders are, within thirty (30) days after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such right of first refusal is being assigned, and
          (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement.

5.   OTHER COVENANTS AND AGREEMENTS.

     5.1. NO PUBLIC ANNOUNCEMENT. The parties shall make no public announcement concerning this Agreement, their discussions or any other memos, letters or agreements, between the parties relating to their ownership of or involvement in Novistar until such time as they agree to the contents of a mutually satisfactory press release. Any of the parties, but only after reasonable consultation with the others, may make disclosure to the extent required under applicable laws.

     5.2. DELIVERY OF FINANCIAL STATEMENTS. So long as a Holder holds at least ten percent (10%) of the outstanding Series A Preferred Stock, Novistar shall deliver to each such Holder:

          (a) as soon as is practicable, but in any event within ninety (90) days after the end of each fiscal year of Novistar, financial statements for such fiscal year including, but not limited to, a balance sheet of Novistar as of the end of such year, and income and cash flow statements for such fiscal year period, with such year-end financial reports to be in reasonable detail, prepared in accordance with GAAP, and audited and certified by independent public accountants of internationally recognized standing selected by Novistar;

          (b) within thirty (30) days of the end of each monthly account period, unaudited monthly reports including, but not limited to, a balance sheet, income and cash flow statements and comparison to year earlier results and to projected results on a monthly and year-to-date basis;

          (c) as soon as practicable, but in any event thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, and, as soon as prepared, any other budgets, revised budgets or, business plans or revised business plans prepared by Novistar;

          (d) such other information relating to the financial condition, business, prospects or corporate affairs of Novistar as the Holder may from time to time reasonably request, provided, however, that Novistar shall not be obligated under this subsection (d) to provide information which it deems in good faith to be a trade secret, similar confidential information, unreasonably burdensome to provide, or would interfere with its business operations.

     5.3. INSPECTION. Novistar shall permit each Holder, at such Holder's expense, to visit and inspect Novistar's properties, to examine its books of account and records and to discuss Novistar's affairs, finances and accounts with its officers, all at such reasonable times during normal business hours as may be requested by the Holder; provided, however, that Novistar shall not be obligated pursuant to this Section 5.3 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

     5.4. TERMINATION OF INFORMATION AND INSPECTION COVENANTS. The covenants set forth in Section 5.2 and Section 5.3 shall terminate as to Holders and be of no further force or effect when a Public Offering is consummated.

     5.5. BOARD OF DIRECTORS OF NOVISTAR. So long as Oracle and its Affiliates hold more than two percent (2%) of Common Stock or securities convertible into Common Stock on a fully-diluted basis, Oracle shall be entitled to nominate and have elected to the Board of Directors of Novistar the higher of: one (1) director, or the number of directors equal to its percentage of ownership of Common Stock or securities convertible into Common Stock on a fully-diluted basis, and the parties to this Agreement shall each vote such number of Novistar securities owned by them as may be necessary to elect the director or directors nominated by Oracle.

6.   GENERAL PROVISIONS.

     6.1. AMENDMENT AND WAIVER. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Novistar, Holders of at least fifty (50%) percent of the then outstanding Registrable Securities beneficially owned by Holders, and Oracle for as long as Oracle owns more than five percent (5%) of Registrable Securities originally issued to Oracle at the Closing as defined in the Asset Agreement. Any amendment or waiver effected in accordance with this
          Section 6.1 shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and Novistar.

     6.2. NO ASSIGNMENT. Except as expressly permitted in this Agreement, no party may assign or otherwise transfer any rights, interests or obligations under this Agreement without the prior written consent of the other parties, which consent may be withheld in the sole and absolute discretion of such parties for any reason whatsoever or for no reason, and any attempted assignment in violation of this provision shall be void and of no effect.

     6.3. SEVERABILITY. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other Persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

     6.4. ENTIRE AGREEMENT. This Agreement, the exhibits hereto, the documents and agreements referred to herein (as amended hereunder) and the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto. To the extent that the terms of this Agreement conflict with the terms of any document or agreement referred to herein, the terms of this Agreement shall control.

     6.5. EXPENSES. Except as provided to the contrary herein, each party shall pay all of its own costs and expenses with respect to the negotiation, execution and delivery of this Agreement and exhibits hereto.

     6.6. GOVERNING LAW. This Agreement shall be governed by, and construed in all respects in accordance with, the laws of Delaware, without regard to the principles of conflicts of laws thereof.

     6.7. NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be delivered by personal delivery, an internationally recognized courier such as DHL or Federal Express, facsimile or first class registered or certified mail, postage prepaid, addressed as follows:

     If to Torch to:        Torch Energy Advisors Incorporated
                            1221 Lamar, Suite 1600
                            Houston, Texas 77010
                            Attention: Roland E. Sledge, Esq.
                            Facsimile: (713) 655-1711

     If to Oracle to:       Oracle Corporation
                            500 Oracle Parkway 5op7
                            Redwood Shores, California 94065
                            Attention: General Counsel
                            Facsimile No.: (650) 506-7114

     If to Novistar to:

                            Novistar, Inc.
                            1331 Lamar, Suite 1650
                            Houston, Texas 77010
                            Attention: Roland E. Sledge, Esq.
                            Facsimile No.: (713) 655-1711

    or at such other address as the intended recipient previously shall have designated by written notice to the other party. Notice by registered or certified mail shall be effective on the date it is officially recorded as delivered to the intended recipient by return receipt or equivalent, and in the absence of such record of delivery, the effective date shall by presumed to have been the fifth (5th) business day after it was deposited in the mail. All notices and other communications required or contemplated by this Agreement delivered in person or sent by an internationally recognized courier shall be deemed to have been delivered to and received by the addressee and shall be effective on the date of personal delivery. Notices delivered by confirmed facsimile shall be deemed delivered to and received by the addressee and effective on the date sent. Notice not given in writing shall be effective only if acknowledged in writing by a duly authorized representative of the party to whom it was given.

    6.8. HEADINGS. The titles of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

    6.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

    6.10. CONSTRUCTION. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party.

    6.11. NO AGENCY. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have any power or authority to bind or commit any other. No party shall hold itself out as having any authority or relationship in contravention of this Section 6.11.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.


ORACLE CORPORATION,
a Delaware corporation


By: /s/ Matt Mosman
   -------------------------
Its: Senior Vice President, Corporate Development



TORCH ENERGY ADVISORS INCORPORATED
a Delaware corporation


By: /s/ Jean M. Gallagher
   -------------------------
Its: Managing Director and Chief Administrative Officer


NOVISTAR, INC.
a Delaware corporation


By: /s/
   ----------------------

Its: President and CEO